SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant /X/
Filed by a party other than the registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement    /_/ Confidential, for Use of the Commission
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/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to /_/Rule 240.14a-11(c) or /_/Rule 240.14a-12


                                 Innovex, Inc.
_______________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)


_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                 [LOGO] INNOVEX


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               JANUARY 21, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of Innovex, Inc. will be held at the Lutheran Brotherhood Building, Minneapolis, Minnesota on Tuesday, January 21, 1997 at 3:30 p.m., Central Standard Time, for the following purposes:

     1. To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected.

     2. To ratify and approve an amendment to the Company's 1987 Stock Option Plan to provide for the automatic grant of an option to purchase 1,000 shares to each director upon election and upon each subsequent re-election.

     3. To ratify and approve an amendment to the Company's 1994 Stock Option Plan to continue to qualify it under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the associated regulations.

     4. To approve the selection of the Company's independent auditors for the current fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 12, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                   By Order of the Board of Directors,


                                   Mary E. Curtin,
                                   VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

Hopkins, Minnesota
December 17, 1996


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY.

                                  INNOVEX, INC.

                                 PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Innovex, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 21, 1997. The cost of this solicitation will be borne by the Company. In addition to the solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

     Any proxy may be revoked at any time before it is voted by written notice to the Secretary, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted.

     The Company has outstanding only one class of stock, $.04 par value Common Stock, of which 7,147,177 shares were issued and outstanding and entitled to vote at the close of business on December 12, 1996. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on December 12, 1996 will be entitled to vote at the meeting. The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

     Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The Company's corporate offices are located at 1313 Fifth Street, Hopkins, Minnesota 55343, and its telephone number is (612) 938-4155. The mailing of this Proxy Statement to shareholders of the Company commenced on or about December 17, 1996.


         SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table includes information as of December 12, 1996 concerning the beneficial ownership of Common Stock of the Company by (i) all persons who are known to the Company to beneficially hold more than five percent of the Common Stock of the Company, (ii) each of the directors of the Company, (iii) each current executive officer named in the Summary Compensation Table on page 5, and (iv) all directors and officers of the Company as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

 NAME AND ADDRESS                  AMOUNT AND NATURE OF    PERCENT
OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP    OF CLASS
-------------------                --------------------    --------

Thomas W. Haley(1)(2)                    634,260(3)           8.9%
2421 Crowne Hill Road
Minnetonka, MN 55305

Vinik Partners, L.P., Vinik              381,300(4)(5)        5.3%
Overseas Fund, Ltd., and
A Discretionary Account
Managed by Vinik Asset
Management
260 Franklin Street, Suite 1900
Boston, MA 02110

Gardner Lewis Asset                      363,200(4)           5.1%
Management
285 Wilmington
West Chester Pike
Chadds Ford, PA 19317

Gerald M. Bestler(1)                       7,727(6)            *

Mary E. Curtin(1)(2)                      13,375(7)(8)(9)      *

Willis K. Drake(1)                        10,000               *

William J. Miller(1)                          --               *

Michael C. Slagle(1)                      13,003(6)            *

Bernt M. Tessem(1)                        11,410               *

Allan Chan(2)                              2,700(6)            *

William P. Murnane(2)                     14,500(6)(9)         *

All Directors and Officers               714,325(6)          10.0%
as a Group (10 persons)

------------------------------
Less than 1%

(1)  Serves as a director of the Company and has been nominated for election.

(2) Serves as an executive officer of the Company and appears in the Summary Compensation Table on page 5 hereof.

(3) Excludes 13,375 shares beneficially owned by Ms. Curtin, Mr. Haley's spouse.

(4)  Based on information included in a Schedule 13D, and any amendments to that
     Schedule 13D, filed with the Securities and Exchange Commission.

(5) Vinik Partners, L.P. and its general partner, VGH Partners, L.L.C., each have shared voting and disposition power over 143,000 shares of Common Stock. Vinik Overseas and a Discretionary Fund share voting and dispositive power over 224,100 and 14,200 shares of Common Stock, respectively, with Vinik Asset Management, L.P. and its general partner Vinik Asset Management, L.L.C. sharing voting and dispositive power over the entire 238,300 shares of Common Stock. Jeffrey N. Vinik, Michael S. Gordon and Mark D. Hostetter each are members of VGH Partners, L.L.C. and Vinik Asset Management, L.L.C. and each have shared voting and dispositive power over 381,300 shares of Common Stock.

(6) Includes the following number of shares which may be purchased pursuant to the exercise of stock options within sixty days from the date hereof: Mr. Bestler, 1,756 shares; Mr. Chan, 2,400 shares; Mr. Murnane, 14,000 shares; Mr. Slagle, 3,283 shares; and all directors and officers as a group, 28,039 shares.

(7) Excludes 634,260 shares beneficially owned by Mr. Haley, Ms. Curtin's spouse.

(8) Includes 3,000 shares indirectly owned through a self-directed pension plan.

(9)  Ms. Curtin and Mr. Murnane are first cousins.


                            ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

     The Company has a Board of Directors consisting of seven persons elected annually to serve until the next annual meeting of stockholders or until their successors are elected. The Board of Directors has nominated for election the seven persons named below. Proxies cannot be voted for a greater number of persons than the number of nominees named below. All of the nominees are currently members of the Board of Directors and were elected by the shareholders. It is intended that proxies solicited will be voted for such nominees. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

     The names, ages and principal occupations of the nominees are set forth below, based upon information furnished to the Company by the nominees.

                                                PRINCIPAL OCCUPATION AND                           DIRECTOR
NAME AND AGE                                       OTHER DIRECTORSHIPS                              SINCE
------------                                    ------------------------                           --------
Thomas W. Haley* (60)    Chairman and Chief Executive Officer of the Company.                        1972

Michael C. Slagle (61)   Owner of Minnesota Benefit Planners, an insurance brokerage and             1972
                         consulting firm.

Bernt M. Tessem (66)     Independent Sales Consultant since October 1992. Sales consultant for       1976
                         Stride Control Systems, Inc., computer and process control systems, from June 1988 to October 1992.

Gerald M. Bestler (67)   Retired; formerly Executive Vice President of BMC Industries Inc., an       1988
                         optical and electronic components manufacturer, and President of the
                         Precision Etched Products Group of BMC Industries Inc. Mr. Bestler is
                         also a Director of ANCOR Communications.

Willis K. Drake (73)     Retired; formerly President and Chief Executive Officer of Data Card        1988
                         Corporation, a manufacturing company. Mr. Drake is also a director of
                         Analysts International, Inc., Digi International, Inc. and Telident,
                         Inc.

Mary E. Curtin* (49)     Vice President, Secretary and General Counsel to the Company since          1995
                         January 2, 1996. Ms. Curtin has practiced law for 23 years as an attorney with the United States Department of Justice, the Board of
                         Governors of the Federal Reserve System, as a partner at Lindquist &
                         Vennum P.L.L.P., and, from 1987 to 1995, was a partner at Curtin and
                         Barnes in Minneapolis.

William J. Miller (51)   Chief Executive Officer, Director and Chairman of Avid Technology, a        1995
                         computer systems firm from April, 1996 to present. Chairman and Chief
                         Executive Officer of Quantum Corporation from August 1993 until
                         October 1995. From March 1992 until August 1993, Mr. Miller served as
                         Chief Executive Officer of Quantum Corporation. Prior to 1992, Mr.
                         Miller served in various executive capacities for Control Data
                         Corporation and its Imprimis Technology, Inc. subsidiary including
                         Executive Vice President, Control Data and President, Information
                         Services Group; Executive Vice President and Chief Financial Officer;
                         and President and Chief Executive Officer, Imprimis.

------------------------------
*Mr. Haley and Ms. Curtin are spouses.

OTHER INFORMATION REGARDING THE BOARD

     MEETINGS. The Board of Directors met five times during fiscal year 1996. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which he served.

     BOARD COMMITTEES. The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee, all established by the Board of Directors and each of which consists of members of the Board of Directors. The Audit Committee, which during the last fiscal year consisted of Messrs. Bestler, Slagle and Drake, met one time during fiscal year 1996. The Audit Committee recommends the selection of independent accountants and reviews the activities and reports of the independent accountants, as well as the internal controls of the Company. The Compensation Committee, which during the past fiscal year consisted of Messrs. Haley, Bestler, Drake and Tessem, met one time during fiscal year 1996. The Compensation Committee assists management in making recommendations to the Board with respect to officers' and key employees' salaries and bonuses. The Stock Option Committee, which during the past fiscal year consisted of Messrs. Miller, Haley and Slagle, met one time during fiscal year 1996. The Stock Option Committee makes recommendations to the Board with respect to awarding stock options to the Company's key personnel. The Company does not have a nominating committee.


                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending September 30, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Thomas W. Haley, the Company's Chief Executive Officer, and each of the other individuals who served as executive officers of the Company during the fiscal year ending September 30, 1996 (together with Mr. Haley, the "Named Executives"), whose total cash compensation exceeded $100,000 during fiscal year 1996 in all capacities in which they served:


                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                COMPENSATION
                                         ANNUAL COMPENSATION       AWARDS
                                         -------------------    ------------
                                                                 SECURITIES
                                                                 UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY       BONUS        OPTIONS      COMPENSATION(1)
---------------------------     ----     ------       -----     ------------    ---------------
Thomas W. Haley                 1996    $183,538    $150,000            --          $4,345
 Chairman and Chief             1995     178,500     150,000            --           4,518
 Executive Officer              1994     166,425      80,000            --           4,429

Allan J. Chan                   1996     126,167     110,000            --           4,953
 Vice President and             1995      89,966      62,500       $15,000           2,699
 General Manager/               1994      82,136      50,000         7,500           3,964
 Precision Products Div.

Mary E. Curtin                  1996     109,038      50,000            --              --
 Vice President,                1995          --          --            --              --
 Secretary and General          1994          --          --            --              --
 Counsel

Dale R. Johnson(2)              1996     170,357          --            --           4,904
                                1995     124,000     150,000            --           3,720
                                1994     115,857     120,000        10,500           4,487

William P. Murnane              1996     133,077      45,000            --           1,350
 Vice President                 1995      22,212      25,000        35,000              --
                                1994          --          --            --              --

---------------------------
(1) These amounts represent Company matching contributions to the Company's 401(k) plan on behalf of such employees.

(2) Mr. Johnson resigned as Executive Vice President and Chief Operating Officer on September 15, 1996.

STOCK OPTIONS

     No stock options were granted to the Named Executive Officers during fiscal year 1996.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal year 1996 and the unexercised options held as of September 30, 1996:


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                 OPTIONS                           OPTIONS
                                                                AT FY-END                   AT FISCAL YEAR-END(1)
                      SHARES ACQUIRED     VALUE       -----------------------------     -----------------------------
NAME                    ON EXERCISE      REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                  ---------------    --------     -----------     -------------     -----------     -------------
Thomas W. Haley               --               --           --               --                --               --
Allan J. Chan                 --               --        6,900           17,400           $55,025         $ 83,274
Mary E. Curtin                --               --           --               --                --               --
Dale R. Johnson           13,200         $209,140        2,100            4,200            24,587           49,174
William P. Murnane            --               --       14,000           21,000            68,985          103,478

(1) Based on a per share price of $18.625, which was the closing sale price for the Company's Common Stock on September 30, 1996, the last trading day of the Company's fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Haley, the Chairman and Chief Executive Officer of the Company, served on the Board of Directors' Stock Option Committee and the Compensation Committee during fiscal year 1996. Mr. Haley has not been and will not be granted any stock options while he serves as a member of the Stock Option Committee.

JOINT REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Mr. Haley, the Chairman and Chief Executive Officer at the Company, and Messrs. Bestler, Drake and Tessem, each of which is an outside Director. The Compensation Committee meets as required and is responsible for setting the salaries and levels of incentive awards for the officers and key personnel of the Company. The Stock Option Committee of the Board of Directors consists of Mr. Haley, the Chairman and Chief Executive Officer of the Company, and Messrs. Miller and Slagle, each of which is an outside Director. The Stock Option Committee meets as required and makes recommendations to the Board with respect to awarding stock option-based compensation to the Company's key personnel.

     COMPENSATION PHILOSOPHY. The Compensation and Stock Option Committees' governing philosophy for determining compensation levels is designed to attract and retain the highest quality personnel possible consistent with the Company's resources and capabilities. Executive compensation is broken into the following components:

          1. BASE SALARIES. Base salaries for executive management and officers of the Company are intended to be competitive with companies of similar market capitalization and revenue levels. The base salaries are also intended to recognize individual achievements and assist the Company in attracting and retaining qualified executives.

          2. BONUS PROGRAM. Cash bonuses are awarded annually as appropriate. The bonus awards are based on both Company and divisional performance with consideration given to the individual's contribution to the Company's performance.

          3. STOCK OPTIONS. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock options only have value for the executive officers if the price of the Company's stock appreciates in value from the date the options are granted.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The salary and bonus of the Chief Executive Officer is set by and subject to the discretion of the Compensation Committee with Board of Director approval. The compensation for Thomas W. Haley, the Chief Executive Officer, was determined by using a process and philosophy similar to that used for all executives but Mr. Haley abstains from voting on his own compensation.

     SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS:

     Compensation Committee:         Stock Option Committee:
     Thomas W. Haley, Chairman       William J. Miller, Chairman
     Gerald M. Bestler               Thomas W. Haley
     Willis K. Drake                 Michael C. Slagle
     Bernt M. Tessem


     The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

STOCK PERFORMANCE

     The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock over the last five fiscal years with the cumulative total return over the same periods for the NASDAQ Stock Market (U.S. and Foreign Companies) Index and the NASDAQ Non-Financial Index. The graph compares the cumulative total return of the Company's Common Stock as of the end of each of the Company's last five fiscal years on $100 invested as of September 30, 1991, assuming the reinvestment of all dividends and after giving effect to a 3 for 2 stock split on May 31, 1995:


                          [PLOT POINTS GRAPH]

                                            FISCAL YEAR ENDING SEPTEMBER 30
                          1991        1992        1993        1994         1995         1996
                          ----        ----        ----        ----         ----         ----
Innovex, Inc.            $100.00     $112.00     $317.27     $340.59     $1,103.42     $950.11
NASDAQ Non-Financial      100.00      105.79      137.75      136.97        190.88      222.63
NASDAQ Stock Market       100.00      111.66      147.88      147.94        202.45      238.56

DIRECTOR COMPENSATION

     Directors who are not employees of the Company (currently all directors except Mr. Haley and Ms. Curtin) are currently paid an annual cash retainer fee of $7,000, $1,000 for each board of directors meeting attended and $500 for each board committee meeting attended. Please see Proposal 2 in this proxy statement regarding the proposed amendment to the 1987 Stock Option Plan as that amendment affects director compensation. If Proposal 2 is adopted, each director will receive an automatic grant of options to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value of such Common Stock on the date of grant in addition to the annual cash retainer and meeting fees described above. Each non-employee director will receive such options on the date on which such director is elected and on each date on which such director is re-elected.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Mr. Chan, Ms. Curtin and Mr. Murnane. Those employment agreements provide, among other things, for those individuals' employment to continue for a period of 90 days following, and for a lump sum cash severance payment equal to 6 months' salary in the event of, involuntary termination other than for cause, termination of the Company's operations due to bankruptcy or insolvency, total disability of the employee, a change in control of the Company or constructive termination of the employee. In general, a "change in control" would occur when there has been any change in the controlling persons reported in the Company's proxy statements, when 20% or more of the Company's outstanding voting stock is acquired by any person, when current members of the Board of Directors or their successors elected or nominated by such members cease to constitute a majority of the Board of Directors, when the Company merges or consolidates with or sells substantially all its assets to any person or entity, or when the Company's stockholders vote to liquidate or dissolve the Company. However, a "change in control" would not occur if any of these events are authorized, approved or recommended by the Board of Directors. The employment agreement also prohibits disclosure of confidential information concerning the Company and requires disclosure and assignment of inventions, discoveries and other works relating to those individuals' employment. The employment agreement contains a covenant not to compete with the Company at any time during employment with the Company and for a period of 6 months after employment is terminated. The employment agreements require the Company to pay Mr. Chan a salary of not less than $125,000 annually, Ms. Curtin not less than $150,000 annually, and Mr. Murnane not less than $105,000 annually. If a change in control had occurred as of the end of fiscal year 1996, the following individuals would have received the approximate payment indicated pursuant to the employment agreements: Mr. Chan, $75,000; Ms. Curtin, $82,500; Mr. Murnane, $70,000; and all current executive officers as a group, $248,500.

CERTAIN TRANSACTIONS

     The Company purchases life, disability, and dental insurance for its employees through Minnesota Benefit Planners, an insurance brokerage and consulting firm owned by Michael C. Slagle, a director of the Company. The Company provides medical benefits on a self-insurance basis for its employees and procures administrative services and excess individual and aggregate stop loss insurance for this program through Minnesota Benefit Planners. The Company paid approximately $413,000 in gross insurance premiums and administrative fees in fiscal year 1996 for such coverage. Mr. Slagle earned approximately $43,000 in commissions during fiscal year 1996 on these services.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4, and 5.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1996, all
Section 16(a) filing requirements applicable to its insiders were complied with.


               AMENDMENTS TO THE 1987 AND 1994 STOCK OPTION PLANS
                               (PROPOSAL 2 AND 3)

GENERAL INFORMATION

     On April 17, 1987, the Company's Board of Directors adopted the Innovex, Inc. 1987 Stock Option Plan, as amended by the Board of Directors on January 21, 1988 (the "1987 Plan") and such action was approved by the shareholders on February 25, 1988. The purpose of the 1987 Plan is to provide a continuing, long-term incentive to selected eligible officers, key employees and consultants of the Company and of any subsidiary corporation of the Company and to provide a means of rewarding outstanding performance and to enable the Company to maintain a competitive position and to attract and retain key personnel necessary for continued growth and profitability.

PROPOSED 1987 PLAN AND 1994 PLAN AMENDMENTS

     PROPOSED AMENDMENT TO 1987 PLAN. The 1987 Plan authorizes the issuance of 250,000 shares of Common Stock (adjusted to 375,000 after the 3 for 2 stock split on May 31, 1995) pursuant to options granted under the 1987 Plan (subject to possible further adjustment in the event of stock splits or other similar changes in the Common Stock). Shares of Common Stock covered by expired or terminated stock options may be used for subsequent grants under the 1987 Plan. On October 23, 1996, the Board of Directors amended the 1987 Plan, subject to ratification and approval of the shareholders, to provide for an automatic grant of an option to purchase 1,000 shares of the Company's Common Stock at the fair market value of such shares on the date of grant upon a person's election and re-election as a director of the Company. Each such option would have a 10 year term. Prior to the adoption of that amendment, and beginning on January 23, 1996, each person elected or re-elected as a director received an annual cash retainer of $7,000 for the services provided by that person to the Company as a director and $1,000 per board meeting attended and $500 per committee meeting attended. Prior to January 23, 1996, those persons elected or re-elected as a director could have elected to receive options to purchase shares of Common Stock in lieu of the cash retainer. Under this amendment, the annual cash retainer and meeting fees would be paid in addition to the automatic grant of the option to purchase 1,000 shares of Common Stock.

     PROPOSED AMENDMENT TO 1994 PLAN. The Innovex, Inc. 1994 Stock Option Plan (the "1994 Plan") authorizes the issuance of 200,000 shares of Common Stock (adjusted to 300,000 after the 3 for 2 stock split on May 31, 1995) pursuant to options granted under the 1994 Plan. On January 23, 1996, the shareholders ratified and approved an amendment to the 1994 Plan to increase the total number of shares available under the 1994 Plan by 300,000 shares to a total of 600,000 (subject to possible further adjustment in the event of stock splits or other similar changes in the Common Stock). Shares of Common Stock covered by expired or terminated stock options may be used for subsequent grants under the 1994 Plan. Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which are performance-based, approved by the Company's stockholders, granted by a committee consisting solely of two or more outside directors, and have an annual cap on the number of shares that may be granted to any given individual will not be subject to the deduction limit. The 1994 Plan currently does not have an annual cap on the amount of shares subject to an option grant. On October 23, 1996, the Board of Directors, amended the 1994 Plan, subject to ratification and approval of the shareholders, to bring the 1994 Plan into compliance with
Section 162(m) of the Code by providing for an annual cap on the number of shares granted to an individual to 100,000 shares, subject to adjustment for stock splits, stock dividends, combination of shares or recapitalization. By adopting this change, the Company may deduct any compensation expense resulting from the grant or exercise of options issued under the Plan without regard to the limitations under Code Section 162(m), including the options to the individuals described above.

     ELIGIBILITY AND ADMINISTRATION UNDER THE 1987 PLAN AND THE 1994 PLAN. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants, are eligible to be granted options under the 1987 Plan and the 1994 Plan. The number of options granted and the terms and conditions of such options need not be uniform among participants, even as to options granted at the same time, and whether or not the participants are similarly situated. The 1987 Plan and the 1994 Plan shall be administered by the Board or, in its discretion, by a committee, as defined in the 1987 Plan and the 1994 Plan, respectively, who shall be appointed by the Board of Directors. The term "Committee" as used in this proposal refers to the Board or, if the Board has delegated its authority, the Stock Option Committee. The Committee will have the power to make grants, determine the number of shares covered by each grant and other terms and conditions of such grants, interpret the 1987 Plan and the 1994 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1987 Plan and the 1994 Plan. The Committee's recommendations regarding option grants and the terms and conditions of those grants shall be conclusive.

     GRANTS UNDER 1987 PLAN AND THE 1994 PLAN. The Committee may grant stock options that either qualify as "incentive stock options" under S.422 of the Code, or as "non-qualified stock options" in such form and upon such terms as the Committee may approve from time to time. Stock options granted under either the 1987 Plan or the 1994 Plan may be exercised during their respective terms as determined by the Committee. The purchase price may be paid by tendering cash or, in the Committee's discretion, by tendering promissory notes of or Common Stock of the Company already owned by the optionee (or, in the case of the 1994 Plan, any other form of legal consideration deemed sufficient by the Committee and consistent with the 1994 Plan's purpose and applicable law). No shares of stock shall be issued until full payment therefor has been made. Upon notification of the amount due and prior to, or concurrently with, the delivery to the optionee of a certificate representing any shares purchased pursuant to the exercise of an option, the optionee shall promptly pay to the Company any amount necessary to satisfy applicable federal, state or local withholding tax requirements. With respect to the 1994 Plan, if the terms of the option so permit, the optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable or assignable by the optionee or exercised by anyone else during the optionee's lifetime under either the 1987 Plan or the 1994 Plan.

     EMPLOYMENT TERMINATION UNDER THE 1987 PLAN. Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for termination. Following a participant's death while the participant is employed or within 3 months of the participant's employment termination, the participant's stock options may be exercised by the legal representative of the estate or the optionee's legatee for a period of one year or until the expiration of the stated term of the option, whichever is less, but only to the extent such option rights were exercisable by the participant on the date of death. If the participant's employment with the Company is terminated by reason of permanent disability, the participant, or his or her legal representative, may at any time within not more than one year after such termination exercise the option rights but only to the extent such option rights were exercisable by the participant on the date of such termination. If the participant's employment is terminated for any other reason, the participant's stock options may be exercised, to the extent they were exercisable at the time of termination, for a period of three months from the date of termination or until the expiration of the stated term of the option, whichever is less; provided, if the participant's employment is terminated as a result of the participant's deliberate, willful or gross misconduct, as determined by the Committee, the participant's stock options immediately terminate.

     EMPLOYMENT TERMINATION UNDER THE 1994 PLAN. Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for termination. Following a participant's death, the participant's stock options may be exercised by the legal representative of the estate or the optionee's legatee for a period of six months or until the expiration of the stated term of the option, whichever is less, without installment exercise restrictions. The same time periods apply if the participant is terminated by reason of permanent disability. If the participant's employment is terminated for any other reason, the participant's stock options may be exercised, to the extent they were exercisable at the time of termination, for a period of one month from the date of termination or until the expiration of the stated term of the option, whichever is less; provided, if the participant's employment is terminated as a result of the participant's deliberate, willful or gross misconduct, the participant's stock options immediately terminate.

     No incentive stock options shall be granted under the 1987 Plan after February 24, 1998 or under the 1994 Plan after April 21, 2004. Under both the 1987 Plan and the 1994 Plan, the term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate) and non-qualified options shall not have a term exceeding ten years (except that under the 1987 Plan, grants made to non-employee directors may not have a term exceeding 15 years). Under the 1994 Plan, non-qualified options granted to consultants shall not have a term exceeding five years. Under both plans, the aggregate fair market value of Common Stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1994 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

FEDERAL INCOME TAX CONSEQUENCES

     An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 28% while compensation income may be taxed at higher federal rates.

     An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at the time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

VOTE REQUIRED

     Shareholder approval of the amendments to the 1987 Plan and 1994 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote on this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE INNOVEX, INC. 1987 STOCK OPTION PLAN AND THE INNOVEX, INC. 1994 STOCK OPTION PLAN.


                        APPROVAL OF INDEPENDENT AUDITORS
                                  (PROPOSAL 4)

     Grant Thornton LLP has been reappointed by the Board of Directors as the Company's auditors for the current year. Although shareholder approval is not required, it is the policy of the Board of Directors to request shareholder ratification of the appointment or reappointment of auditors.

     A representative of Grant Thornton LLP will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement and will be available to respond to appropriate questions. The Board of Directors recommends that the shareholders vote "for" the proposal to approve the reappointment of Grant Thornton LLP, and the endorsed proxy will be so voted unless a contrary vote is indicated. In the event the reappointment of Grant Thornton LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" REAPPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                              SHAREHOLDER PROPOSALS

     The rules of the Securities and Exchange Commission permit shareholders of a company, after notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Innovex, Inc. 1998 Annual Meeting of Shareholders is expected to be held on or about January 21, 1998 and proxy materials in connection with that meeting are expected to be mailed on or about December 15, 1997. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before August 17, 1997.


                                     GENERAL

     The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented. The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended September 30, 1996. A copy of Form 10-K, the annual report filed by the Company with the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests it in writing from the Company at the address noted on the first page of this Proxy Statement.

                                   By Order of the Board of Directors,


                                   Mary E. Curtin,
                                   VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL



                                  INNOVEX, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 21, 1997

The undersigned hereby appoints Thomas W. Haley and Michael C. Slagle, or either of them, as proxies with full power of substitution to vote all shares of stock of Innovex, Inc. of record in the name of the undersigned at the close of business on December 12, 1996, at the Annual Meeting of Shareholders to be held in Minneapolis, Minnesota on January 21, 1997, or at any adjournment or adjournments thereof, hereby revoking all former proxies.

1.   ELECTION OF DIRECTORS:
     [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY to
         (except as marked to the            vote for all nominees listed below.
         contrary).

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
          STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

     GERALD M. BESTLER, MARY E. CURTIN, WILLIS K. DRAKE, THOMAS W. HALEY,
          WILLIAM J. MILLER, MICHAEL C. SLAGLE, AND BERNT M. TESSEM

2. PROPOSAL TO RATIFY AND APPROVE AN AMENDMENT TO THE INNOVEX, INC. 1987 STOCK OPTION PLAN TO PROVIDE FOR THE AUTOMATIC GRANT OF AN OPTION TO PURCHASE 1,000 SHARES OF COMMON STOCK TO EACH NON-EMPLOYEE DIRECTOR UPON SUCH DIRECTOR'S ELECTION AND UPON EACH SUBSEQUENT RE-ELECTION.

                  [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

                         (MUST BE SIGNED ON OTHER SIDE)


                           (CONTINUED FROM OTHER SIDE)

3. PROPOSAL TO RATIFY AND APPROVE AN AMENDMENT TO THE INNOVEX, INC. 1994 STOCK OPTION PLAN TO PROVIDE AN ANNUAL CAP ON THE NUMBER OF SHARES SUBJECT TO A STOCK OPTION GRANT.

                  [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

4. PROPOSAL TO RATIFY APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                  [ ] FOR       [ ] AGAINST      [ ] ABSTAIN

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), (3) AND (4) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSAL IF THERE IS NO SPECIFICATION.

                                        Dated:_________________________, 19___

                                        ______________________________________
                                                      (Signature)

                                        ______________________________________
                                                      (Signature)

                                        Please sign name(s) exactly as shown at
                                        left. When signing as executor,
                                        administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.